CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 22 to Registration Statement No. 2-89725 of Prudential World Fund, Inc. (formerly, Prudential Global Fund, Inc.) of our reports dated December 13, 1996 for the Global Series and November 27, 1996 for the International Stock Series, appearing in the Statement of Additional Information, which are a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which are a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York

January 13, 1997